Exhibit 5.1

manatt manatt | phelps | phillips	Manatt, Phelps & Phillips, LLP Direct Dial: (310) 312-4159

January 16, 2015

QAD Inc.

100 Innovation Place

Santa Barbara, California 93108

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to QAD Inc., a Delaware corporation (the “Company”), in connection with the Prospectus Supplement dated January 15, 2015 (the “Prospectus”) pursuant to the Registration Statement on Form S-3, File Number 333-198779 (as amended, the “Registration Statement”), originally filed by the Company on September 16, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the Commission on September 29, 2014. The Prospectus relates to the Company’s issuance and sale of 2,000,000 shares of the Company’s Series A common stock, par value $.001 per share (and an additional 450,000 shares of Series A Common Stock if the underwriters’ overallotment option is exercised in full) and the resale of 1,000,000 shares of Series A common stock, which may be offered by the Selling Stockholders identified in the Prospectus (collectively such shares which may be offered pursuant to the Prospectus, the “Common Stock”).

We are delivering this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and a certificate of the Selling Stockholders and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws).

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Common Stock has been duly authorized and is validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit incorporated by reference into the Company’s above-referenced Registration Statement and to the use of our name in the Prospectus under the references to our firm under the caption “Legal Matters.”. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224

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